EXHIBIT 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree that the Statement on Schedule 13G/A filed herewith (and any amendments thereto), relating to the common stock of Dermira, Inc., a Delaware corporation, is being filed jointly with the Securities and Exchange Commission pursuant to Rule 13d-1(c) under the Securities Exchange Act of 1934, as amended, on behalf of each of the undersigned.

This Agreement may be executed in counterparts and each of such counterparts taken together shall constitute one and the same instrument.

Dated this 16th day of February, 2021.

PFM HEALTH SCIENCES, LP		PFM HEALTH SCIENCES GP, LLC

By:	PFM Health Sciences GP, LLC	By:	/s/ Darin Sadow
	its general partner		Darin Sadow, Authorized Signatory

By:	/s/ Darin Sadow
Darin Sadow, Authorized Signatory

PARTNER ASSET MANAGEMENT, LLC		BRIAN D. GROSSMAN

By:	PFM Health Sciences GP, LLC	By:	/s/ Darin Sadow
	its manager		Darin Sadow, attorney-in-fact

By:	/s/ Darin Sadow
Darin Sadow, Authorized Signatory